[PLUG POWER LOGO]

FOR IMMEDIATE RELEASE

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia M. Mahoney

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS FIRST QUARTER RESULTS AND ACCOMPLISHMENTS

LATHAM, N.Y. – May 01, 2003 — Plug Power Inc. (NASDAQ: PLUG), today reported financial results and accomplishments for the first quarter ended March 31, 2003.

During the first quarter ended March 31, 2003, Plug Power consummated a merger transaction with H Power Corp. (H Power) and recorded the transaction under the purchase method of accounting. This method assumes that for financial reporting purposes, both companies are treated as one company beginning March 25, 2003, the closing date of the merger. Plug Power has recorded the fair value of H Power’s net assets on the consolidated financial statements and has recorded the remaining purchase price in excess of the fair value of H Power’s net assets as other intangibles and goodwill.

The historical financial statements of Plug Power will continue to be the historical financial statements of the combined company for periods prior to the merger.

Net cash used in operating activities for the first quarter, ended March 31, 2003, was $8.5 million, including $513,000 spent in the first quarter of 2003 related to the acquisition of H Power, compared to $7.8 million during the first quarter of 2002 (see attached financial highlights).

Net loss for the quarter was $13.8 million or $0.27 per share, compared to $11.6 million or $0.23 per share for the same period in 2002. The current quarter loss includes a charge of $3.0 million for the write off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a result of the merger with H Power.

Total revenue for the first quarter ended March 31, 2003, was $3.0 million compared to $2.9 million for the first quarter of 2002. Revenue in both quarters excludes deferred product and service revenue as Plug Power continued to defer revenue at the time of the initial product sale and amortize that revenue over the period of the underlying service obligations. Deferred revenue was $4.7 million at March 31, 2003.

Research and development expenditures combined with cost of revenues decreased to $11.9 million for the first quarter ended March 31, 2003, compared to $12.6 million for the same period during 2002. Additionally, as described above, Plug Power recorded in-process research and development expense in the amount of $3.0 million related to the acquisition of H Power.

General and administrative expenses were $1.5 million for the first quarter ended March 31, 2003, compared to $1.8 million for the same period during 2002.

Weighted average shares outstanding for the quarter ended March 31, 2003, increased to 51.7 million shares compared to 50.3 million for the same period in 2002. As of March 31, 2003, there were 60,062,253 shares issued and outstanding, including approximately 9.0 million shares issued in connection with the acquisition of H Power.

1st Quarter Accomplishments

➢	Completed the acquisition of H Power and added approximately $30 million in cash to the balance sheet. As of March 31, 2003, Plug Power has a total of $81.9 million in cash, cash equivalents and marketable securities, including $5.0 million of restricted cash, which is expected to be sufficient to fund operations into 2005.

➢	Finalized a contract for approximately $3 million with the Long Island Power Authority, an existing customer, for the sale of 45 (5kW) fuel cell systems, for installation on Long Island this year.

➢	Announced with European partner, Vaillant GmbH, the installation of 13 fuel cell heating appliances during the past three months in multi-family homes and small businesses in Germany, the Netherlands, Austria and Luxembourg. These systems are supporting both Vaillant customers and the European Union’s Virtual Power Plant program.

➢	Operated 86 systems during the quarter at customer locations with an additional 29 systems in the process of being installed. The systems operated for more than a total of 137,000 hours during the quarter, generating approximately 363,000 kilowatt-hours of electricity. Since the beginning of 2002, systems at customer locations have generated more than 2 million kilowatt-hours of electricity.

➢	Shipped systems during the quarter to Concurrent Technologies Corp, the National Fuel Cell Research Center at the University of California, Irvine, LOGANEnergy Corp, and Vaillant GmbH. Order backlog at the end of the quarter was 90 systems.

➢	Completed the fuel cell demonstration program, funded by the U.S. Department of Defense, at the Watervliet Arsenal in Watervliet, New York. The 10 grid-parallel 5kW fuel cell systems operated for more than 80,000 hours and generated approximately 210,000 kilowatt-hours of electricity throughout the year. The fuel cell systems operated at or above 94 percent average availability during the year, exceeding the contract requirement of 90 percent. The fuel cell systems provided supplemental power to a telecommunications facility, a research and development laboratory and provided power for the four units at base housing.

➢	Awarded seven U.S. patents during the first quarter and as a result of the merger, acquired an additional 18 U.S. patents and four foreign patents, totaling 93 issued patents at the end of the quarter.

➢	Launched a redesigned Web site, which incorporates the Company’s new brand and image. The new site was enhanced and redesigned to capture the Company’s current state and future vision. The new site can be viewed at http://www.plugpower.com

Plug Power has scheduled a conference call today, at 10:00 AM (EDT) to review its first quarter 2003 results. Interested parties are invited to participate. To listen to the conference call, please call (706) 634-1510. The live web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the company’s Web site until May 8, 2003.

See the attached financial highlights for the first quarter 2003. For more information about Plug Power please visit our Web site at http://www.plugpower.com.

Plug Power designs, develops and manufactures on-site electric power generation systems utilizing Proton Exchange Membrane (PEM) fuel cells for stationary applications. Plug Power’s fuel cell systems are expected to be sold globally through a joint venture with General Electric and through DTE Energy Technologies in a four-state territory, which includes Michigan, Illinois, Ohio and Indiana. The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop a commercially viable fuel cell system; the cost and timing of developing Plug Power’s fuel cell systems; market acceptance of Plug Power’s fuel cell systems; Plug Power’s reliance on Plug Power’s relationship with certain affiliates of General Electric; Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS and DTE; ability to manufacture fuel cell systems on a commercial basis; competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies; the speed and extent of consolidations of the fuel cell industry; the cost and availability of components and parts for Plug Power’s fuel cell systems; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s fuel cell systems; Plug Power’s ability to lower the cost of its fuel cell systems and demonstrate their reliability;

the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under the heading “Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2002, dated March 31, 2003 and filed with the Securities Exchange Commission on March 31, 2003, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	December 31, 2002	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$27,257,641	$54,004,319
Restricted cash	325,000	325,000
Marketable securities	28,590,378	22,847,333
Accounts receivable	4,145,328	3,693,833
Inventory	2,031,995	2,884,294
Prepaid development costs	2,145,265	1,780,504
Other current assets	2,639,630	1,278,422

Total current assets	67,135,237	86,813,705

Restricted cash	4,675,274	4,675,274
Property, plant and equipment, net	26,320,676	27,786,094
Intangible asset	514,847	5,500,000
Investment in affiliates	9,488,762	9,003,561
Goodwill	—	8,730,229
Other assets	547,995	520,595

Total assets	$108,682,791	$143,029,458

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$947,839	$1,852,904
Accrued expenses and other currrent liabilities	3,432,841	5,604,720
Deferred revenue	5,878,784	4,565,485

Total current liabilities	10,259,464	12,023,109
Long-term debt and other liabilities	5,726,559	5,803,094

Total liabilities	15,986,023	17,826,203
Stockholders' equity	92,696,768	125,203,255

Total liabilities and stockholders' equity	$108,682,791	$143,029,458

Statements of Operations Data:	Three Months Ended March 31,
	2002	2003
Revenue
Product and service revenue	$2,572,537	$2,033,063
Research and development contract revenue	331,729	919,292

Total revenue	2,904,266	2,952,355

Cost of revenue and expenses
Cost of revenues	1,691,164	1,765,983
In-process research and development	—	3,000,000
Research and development expense:
Noncash stock-based compensation	69,013	226,125
Other research and development	10,857,747	9,905,330
General and administrative expense:
Noncash stock-based compensation	343,076	21,001
Other general and administrative	1,417,169	1,500,727

Operating loss	(11,473,903)	(13,466,811)
Interest income, net	462,396	185,117

Loss before equity in losses of affiliates	(11,011,507)	(13,281,694)
Equity in losses of affiliates	(584,375)	(485,201)

Net loss	$(11,595,882)	$(13,766,895)

Loss per share—basic and diluted	$(0.23)	$(0.27)

Weighted average number of shares outstanding	50,345,437	51,664,671

Statements of Cash Flows Data:	Three Months Ended March 31,
	2002	2003
Net cash used in operating activities	$(7,757,429)	$(8,483,485)
Purchases of property, plant and equipment, net
of proceeds on disposals	(479,913)	(49,135)
Principal payments on long-term debt and capital leases	(9,509)	(1,245)
Proceeds from stock option exercises	232,386	13,965
Proceeds from acquisition, net	—	29,465,741